Exhibit 99.2

Tianyin Pharmaceutical, Incorporated
First Quarter 2012 Annual Financial Results Conference Call
November 14, 2011

Operator:                                           Good day, ladies and gentleman.  Thank you for standing by.  And welcome to the Tianyin Pharmaceutical Inc. First Quarter 2012 Annual Financial Results Conference Call.  During today’s presentation, all parties will be in a listen-only mode.  Following our presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touchtone phone.  If you would like to withdraw that question, please press the star, followed by the two.  If you are on a speakerphone, you will need to pick up the handset before making a selection.  This conference is being recorded today, Monday, November 14th of 2011.

At this time, I would like to turn the conference over to our host, Dr. James Tong, Chief Financial Officer.  Please go ahead, sir.

Dr. James Tong:                              Thank you, Operator.  Good morning, good evening, ladies and gentlemen.  Welcome to Tianyin Pharmaceutical’s Fiscal Year 2012 First Quarter Earnings Conference Call.  I am James J. Tong, Chief Financial Officer and Chief Business and Development Officer of TPI, along with Dr. Guoqing Jiang, Chairman and Chief Executive Officer of the Company; and Simon Min Ren, Director of Investor Relations; and Meinian Yuan, Assistant to CFO.

During this conference call, we will be reviewing the first quarter of fiscal year 2012 financial highlights followed by the question-and-answer period.  Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as unanticipated changes in product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this date, and TPI is not under any obligation to revise or update these forward-looking statements.

First quarter of fiscal year 2012 ending September 30th, 2011 financial highlights:  First quarter of fiscal year 2012 revenue decreased 20.5% year-over-year to $17.5 million from $22 million in the first quarter fiscal year 2011.  This quarter operating income delivered $2.2 million decreasing 52.2% from $4.6 million in fiscal year 2011.  Net income decreased 55.9% to $1.5 million from $3.4 million in fiscal year 2011.

TPI delivered $0.05 per basic share or $0.05 per diluted share compared with $0.12 per basic share or $0.11 per diluted share in first quarter fiscal year 2011.  Cash and cash equivalents totaled $33.3 million on September 30th, 2011.  Operating cash flow of first quarter fiscal year 2012 improved to $3.6 million, a 140% gain from first quarter of fiscal year 2011.

Sales for the quarter ended September 30, 2011 was $17.5 million, a decrease of 20.5% as compared to $22 million for the quarter ended September 30th, 2010.  The sales decrease was mainly due to the pricing pressure on our generic pharmaceuticals, the government policies to prioritize Essential Drug List drug sales that simultaneously reduced both the sales and margin of higher margin generic pharmaceutical and, three, in the prior year, ahead of the current health care foreign policies being enforced, our downstream customers had significantly built up their inventory which led to a revenue gain of 53.7% for TPI in the quarter ended September 30th, 2010.

We have been exploring various strategies to maintain the growth momentum in addition to the upcoming JCM revenue.  We emphasized on the TMT distribution revenue that consists of mainly EDL drug which totaled $4.2 million in this quarter.  We also focused on AAA and AA hospitals in major cities of China to develop the high-end hospital pharmaceutical market, while previously we had targeted large but disbursed market in the rural area.

Our top 5 products by sales are Ginkgo, $2.9 million; Apu, $0.93 million; Azithromycin, $0.48 million; XLCC, $0.64 million; and QR Qingrejiedu, $0.61 million.  These products totaled $5.6 million in sales, representing 32% of the quarterly revenue.

Cost of sales for the quarter ended September 30th, 2011 was $11.7 million or 66.6% of the sales as compared to $11.1 million or 50.4% of the sales for the quarter ended September 30th, 2010.  The increase of our cost of sales from the previous year was due to the generic pricing pressure; two, distribution business through TMT accounting, $4.2 million with low margin; and three, increase of raw material costs.

Gross margin for the quarter ended September 30th, 2011 was 33.4% as compared to 49.3% for the quarter ended September 30th, 2010.  Our organic product portfolio delivered 42.1% gross margin, 7.2% lower than the 49.3% a year earlier.  Given the blend of TMT lower margin distribution revenue and gross margin reduction under the current pricing trend, we anticipate that our overall gross margin on a quarterly comparison base may trend lower, but on a sequential base, it should stabilize or improve depending upon the revenue mix, percentage of TMT revenue, upcoming JCM API revenue as compared to the proprietary portfolios revenue performance.

Operating expenses were $3.7 million for the quarter ended September 30th, 2011, as compared to $6.2 million for the quarter ended September 30th, 2010.  The decrease in operating expenses was namely associated with the quarterly sales, and in the prior year, there was a one-time restrictive stock compensation impact of approximately $1.5 million in the quarter ended September 30th, 2010.

Net income was $1.5 million for the quarter ended September 30th, 2011, as compared to net income of $3.4 million for the quarter ended September 30th, 2010.  Net profit margin decreased to 8.6% from 15.5% the comparable period in 2010.  This is the result of sales decrease along with gross margin depression in this quarter.

Diluted earnings per share for the quarter ended September 30th, 2011 were $0.05, based on 29.4 million shares, a decrease of 54.4% from the earnings of $0.11 per diluted share for the quarter ended September 30th, 2010, based on 29.9 million shares.

Balance sheet and cash flow.  As of September 30th, 2011, we had cash and cash equivalents of $33.3 million.  Net cash generated from the operating activities was $3.6 million for the quarter ended September 30th, 2011, a gain of 140% over $1.5 million operating cash flow for the quarter ended September 30th, 2010.  The improvement in operating cash flow was primarily the result of improved accounts receivable collection and reduced inventory.  The days sales outstanding are currently at 36 days, improving from the previous 46 days, a year earlier.  We believe that TPI is adequately funded to meet all the working capital and capital expenditure need for fiscal year 2012.

Business development and outlook.  Reformulation development for Ginkgo Mihuan.  In November, we announced the formulation expansion program for our flagship product, Ginkgo Mihuan Oral Liquid, which is used nationwide in China to treat brain ischemia, infarction, coronary heart disease, memory dysfunction and other neurological disorders.  For our elderly patients who are also afflicted by a gastrointestinal ailment, our current oral liquid formation shows an efficient absorption rate after intake.  Our new capsule formulation of GMOL is more convenient to carry while travelling adding to its ease of use for those long-term treatment users.  Furthermore, the cost of production in packaging material prices for a liquid formulation has been rising during the recent years, and therefore the capsule formulation will reduce the overall cost of sales by 70% while extending the expiration period to three years from the current two years.  The new capsule formulation is expected to support the revenue growth of Gingko at approximately 30% year-over-year and with the improved gross margin above 75%.  TPI will also apply for a patent protection for the new formulation.  The R&D costs associated with the program is estimated at $1-2 million.

Jiangchuan Macrolide project.  We have completed the 240-ton JCM construction in September 2011 for the R&D manufacturing and sale of API and the chemical intermediates of macrolide antibiotic.  Currently, JCM is under GMP certification following the internal quality assessment and the environmental safety and impact assessment.

Pre-extraction and formulation plant development at Qionglai facility.  In preparation for the new GMP standards stipulated by the PRC Government in early 2011, which requires pharmaceutical company to be in compliance by 2013, TPI initiated the process of optimizing the manufacturing facility and production line.  Concurrently, the city of Chengdu has re-designated various industrial parts of nearby counties to be dedicated to particular industry such as automotive, biotechnology, pharmaceuticals and chemical engineering for individual locations.  As a consequence, TPI’s manufacturing facility at the Longquan district east of Chengdu which is re-designated for automotive industry is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for pharmaceutical industry.  The Qionglai facility (QLF) is approximately 18 miles from the Company’s recent completed Jiangchuan Macrolide facility here which is also located south of Chengdu.

The proposed relocation project also includes our TCM plant which is located near the center of Chengdu city, surrounded by rapidly expanding residential area.  The QLF is estimated to be 80 mu or 53,000 square meter.  Both the pre-extraction plant and the formulation plant are scheduled to be relocated and the combined plant will be designed and constructed according to the latest GMP standards. The new facility is expected to relieve the current capacity saturation at TPI’s facility.  The relocation and construction costs is estimated at $25 million for Phase I, which when completed in 2012, will expand the current capacity by 30%.  For Phase II, an additional $10 million may be employed to double the current capacity by 2013.

Fiscal year 2012 financial guidance.  Based on the upcoming JCM macrolide API revenue, which is expected in the second quarter of fiscal year 2012 and the current pricing pressure on generic pharmaceutical, together with evolving government policy amid ongoing healthcare reform, we forecast our fiscal year 2012 revenue of $100 million and net income guidance of $11 million.  Our projection is also based on—is basically based on JCM upcoming revenue; two, reduced generic portfolio but relatively steady revenue from the flagship product; three, capacity optimization and relocation of TPI’s manufacturing facility; and four, steady TMT distribution revenue.  Management will continue to evaluate the Company business outlook and communicate any changes on a quarterly basis when appropriate.

All right, Operator, please open it to Q&A.

Operator:                                           Thank you sir.  Ladies and gentlemen, at this time we will now begin the question-and-answer session.  As a reminder, if you do have a question, please press the star, followed by the one on your touchtone phone.  To withdraw that question, press the star, followed by the two.  Guests on a speakerphone, you will need to pick up the handset before making your selection.  One moment, please.

And our first question comes from the line of Adam Waldo with Lismore Partners LLC.

Adam Waldo:                                           Yes, good evening, good day.  A lot of information that’s new in today’s press release and so I have a number of questions as a result.  Regarding the Qionglai facilities relocation, how much in sale proceeds would you expect to realize on the existing facility location to offset some or potentially all of the 25 million project costs for the new facilities?  And when would you expect to realize these proceeds?

Dr. James Tong:                                     We expected that—the government is not going to reimburse us for the relocation, but when we have completely relocated and we vacate the current facility in Longquan. The government is likely to pay us for the land value with appreciation.  We expect it about $3 million, I think, well under $5 million for the land value.  And also there is the pre-extraction plant which is close to the center of the city, which is smaller.  Since it’s an industrial land, we do not expect the same valuation from the residential area.  So I would, you know, to be conservative, probably a few million dollars reimbursement would be expected.

Adam Waldo:                                           Okay.  Just to be clear, there is no opportunity to go on to the private market for a sale there?  You have to sell it back to the local or regional government?

Dr. James Tong:                                        Yes.

Adam Waldo:                                           Okay.  In today’s press release, you gave us the news for the first time and it’s pretty good that the GMP certification is now in place for the JCM plant.  Accordingly, is there any remaining barrier to generating API revenue and profit contribution starting during the fiscal second quarter of 2012?

Dr. James Tong:                                     We are conducting the GMP certification, so we expect that in December we could have some of the revenue from the JCM.  There is not going to be, you know, a large amount.  It’s already been two months.  So we expect that the more significant revenue contribution actually in the third quarter, but we expect that the second quarter we should have the JCM contribution right away.

Adam Waldo:                                           Okay.  Well, let me just clarify that, James.  So what you’re saying is that GMP––is the GMP certification in hand because the press release seems to indicate that or are we still waiting on something else to get the GMP certification completed?

Dr. James Tong:                                     So the GMP––so, we’re currently under GMP certification means that it is under the government examination, so they’re going to have site examinations.  So we have not received the certification.  Once we are certified all the products made from that day could be sold on the market.  Currently, it has not been proved yet but we are conducting that process at the moment.

Adam Waldo:                                           Okay.  So, right, so it’s basically consistent with the 8-K you had put out a few weeks ago on that matter.  There’s nothing new to report today it sounds like.  Is that fair?

Dr. James Tong:                                     Yes, you are correct.

Adam Waldo:                                          Okay, right.  With respect to your fiscal year 2012 guidance of 100 million in revenue and 11 million in net income, could you tell us how much of that forecast is from projection of API revenue and net income contribution, as well as any operating expense impact that you’re projecting in your fiscal year 2012 guidance for the QLF facilities relocation?

Dr. James Tong:                                    Okay.  So we are––so here, we do not expect a drastic interruption due to the QLF relocation, and the new QLF is expected to be completed by the end of the fiscal year 2012.  So there’s no additional revenue from QLF but we are, you know, mainly factoring in that the amount of generic pharmaceutical sales reduction.  For JCM, we’re putting about $20 million––20 to $25 million of revenue contribution, and we are factoring around $4 million, you know, give and take, about $4 million per quarter TMT, Tianyin Medicine Trading revenue, and the rest of it is per the TPI’s portfolio which as you can see, it is a decrease from the previous year.  But the decreased amount is around 12 to 15% and we are certainly, you know, trying to stay conservative here.  We want to see going forward if there is any revision, we will certainly communicate with investors right away.

Adam Waldo:                                           Okay, so that’s a helpful clarification on the JCM revenue impact as it relates to how much it is in your total guidance or outlook for fiscal year 2012, but again, coming back on the QLF facilities relocation, is there some operating expense impact from that in your fiscal year 2012 operating expense guidance and therefore implicitly holding back your net income outlook?

Dr. James Tong:                                     We’re expecting that the operating margin around––there’s quite a––this quarter, the operating margin is around 12%, and you know, we expect that there will be a gradual improvement from this number but it’s not going to be up to 20% or close to that range, you know, like previous year.  So with that, if you put in 15% in, you’re likely, you know––even lower than that, like 14% and then you will come up with––and then you factor in 25% of the tax and you will have $11 million net income.

Adam Waldo:                                           Okay.  I’m sorry, maybe I’ve asked this poorly.  I’ll try it one more time.  The QLF relocation is going to be going on during fiscal year 2012, right?  The QLF facilities relocation.  Is all the––is there any operating impact, operating expense impact to that in your fiscal year 2012 guidance or does it all run through capital expenditures?  In other words, is any of that facilities relocation retarding or holding back your net income in fiscal year 2012 versus what otherwise would have been the case if you were not relocating the QLF facility?

Dr. James Tong:                                     The QLF––there’s no impact from the QLF.

Adam Waldo:                                          On operating expense.

Dr. James Tong:                                     No.

Adam Waldo:                                           Okay.  Okay, thanks for that.  And then finally share repurchases, liquidity and balance sheet.  Obviously you have about $1 a share net cash.  How much is available in offshore accounts now for share repurchase?  Can you update us on share repurchase plans, given that the stock is trading at an enterprise value with a Dow multiple of less than 1x and you have a strong (cross talking).  And have you explored bank financing for share repurchases or to fund the QLF facilities relocation?

Dr. James Tong:                                    Yes, we have explored some of these opportunities.  So currently, the offshore account has less than $100,000.

Adam Waldo:                                           Okay.

Dr. James Tong:                                   And, you know, we have been doing this to use various ways to convert some of the RMB into American dollars, but at this moment, there are some of the suggestions from you can have a loan from the bank that they have the offshore business and then they can lend you the U.S. dollars.

Adam Waldo:                                           Okay.

Dr. James Tong:                                     You know, so currently all the methods have been explored and one of the reasons we have been gauging the amount of money to transfer offshore is that for the QLF relocation, there is immediate capital gains of about $25 million.  And also for JCM when they started, you know, there’s a working capital need for the JCM or at least the first two quarters so the amount of that––previously we had projected trying to bring 3 to $5 million to the offshore account.  That amount has been trimmed down but we’re certainly making effort to transfer some of those money to offshore and for share repurchase.  And the shareholders, the major shareholders have expressed their interest and initiative to buy back some of the stock from now on as well.

Adam Waldo:                                           Okay.  Thank you so much.

Dr. James Tong:                                     Thanks.  Thanks for the question.

Operator:                                               Thank you.  And once again, ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time.  If you are on speakerphone, you will need to pick up the handset before making your selection.

     And our next question comes from the line of Miles Frost (ph), private investor.  Please go ahead.

Miles Frost:                                             Yes, James.  To get to your $20 to $25 million in JCM operating revenue for 2012, what percentage capacity do you expect to run that facility?  And what is the selling price of the API product?

Dr. James Tong:                                     Okay.  So the 240-ton, if you, you know, it’s easy to calculate.  It should cost around 1,200 to 1,300 Yuan per kilogram, so that will give you that $200,000 per ton.  And then if it’s 240 tons, that will give you $48 million.  So the total to run 100%, you will have a $50 million revenue.  And so, we’re projecting half.  So it would be 50% of JCM to start with.  So that’s actually a little bit lower than the $25 million.

Miles Frost:                                             Okay.  And then given that you’re doing this new QLF facility, how does that affect your ability to start Phase II of the JCM expansion?

Dr. James Tong:                                    Currently, we are not doing the Phase II  We would like to have the Phase I up and running and then look at the market and re-examine whether there is a, you know, still, you know, how big the gap for the existing amount of raw material.  Currently, the gap for the Azithromycin raw materials is still fairly large, far larger than what we’ve put out on the market in 240 tons.  But we have previously disclosed that we are going to use about $8 million to expand it to 400 ton.  At the moment that we will like to wait till later day after our initial operation of Phase I to make that decision.

Miles Frost:                                             Right.  And then with the Bangladesh deal, like, what’s going on with Bangladesh?  And do you have any details on what that deal is?

Dr. James Tong:                                    Okay.  So, yes, previously we have sent some of the sample and then they’re interested and they have sent us about 10 different companies.  They requested different criteria of azithromycin, for example, the USP standard like USP 26, 28 and 32.  They would like us to make individual different quality or a different standard of samples for individual pharmaceuticals.  So—and that was right before the starting of the new plant.  So we are thinking that we will actually make all of them until the GMP is certified, because as soon as the other foreign pharmaceutical company would like to order, at the moment we won’t have the capacity to make these because there’s not GMP certified.  As soon as JCM is GMP certified, we will send in our samples and we should be ready to receive foreign orders.

Miles Frost:                                             Do you have any idea what kind of tonnage you would expect Bangladesh to take from you guys?

Dr. James Tong:                                     To start with, we wouldn’t expect more than 5 tons all together.

Miles Frost:                                            And does the selling price differ inside versus outside of China?

Dr. James Tong:                                    So far we found is that they’re are actually not higher than China price but because we are doing a foreign import, we could have tax incentives.  So the VAT tax when you export could be reimbursed back to the Company, so that will make the whole deal fairly profitable.

Miles Frost:                                           And I know if you do international sales, would that help you guys be able to have––you would convert to U.S. dollars so that you could actually use them to help with the share buyback?

Dr. James Tong:                                     Definitely, definitely, yes.  If Bangladesh companies pay us in the currency like U.S. dollars, yes, of course.

Miles Frost:                                            Okay.  And then one last question.  On the share buyback, have you actually done any share repurchases since you’ve announced it?  Or are you still waiting to get more cash in offshore accounts?

Dr. James Tong:                                     We’re still waiting for getting more cash.  Previously, you know, I have disclosed before that with the year end June 30th, 2011, we have paid about, you know, quite a good amount for the auditing fees and also the public cost that, you know, we’re waiting for more dollars to be transferred out in order to have the share buyback.  And at the same time, that we also need to allocate certain amount capital for the QLF relocation and then the JCM working capital.  So there the original offshore transfer plan has been revised.  But we are doing that, yes.

Miles Frost:                                             Okay.  Thank you.

Dr. James Tong:                                     Thanks.

Operator:                                               Thank you.  And our next question comes from the line of Yale Jen with Maxim.  Please go ahead.

Yale Jen:                                                Hey, James.  How are you?  And thanks for the update.

Dr. James Tong:                                     Hi.  How are you?

Yale Jen:                                                Just quickly, that in terms of the new facility that you’re going to build––that’s relocated, the source of capital will be coming from your current cash reserve or you would come from other sources or a combination of those?

Dr. James Tong:                                    Currently, we’re going to use our cash reserve.  We have $33 million on the book and we’ll use the $25 million for the relocation.  And then we, you know, the relocation will be, if you look in the disclosure, will basically just transfer the two plants into one with fairly similar capacity.  So it’s not extension relocation.  So if we, you know, if the pharmaceutical market advances from the current level, we will probably put in $10 million for the expansion.  That will be double the current capacity.  So there’s no need at the moment other than a few bank loans, about $1 to $2 million we’d be using to fund this project.

Yale Jen:                                                Thanks for that update.  And also, I heard that recently the China government started to loosen the financial policy and potentially increase––loosen the loan.  So would that be helpful?  First of all, would that be the case?  Secondly, is that the case?  Would that be helpful to provide more, let’s say, options coming forward for your financing needs should that be the case?

Dr. James Tong:                                    I think that currently, yes.  Well, certainly, if it’s looking, yes.  There is a policy but so far I have not seen––you know, I have heard that the government is trying to encourage the development of private business.

Yale Jen:                                                  Probably.

Dr. James Tong:                                    Yes, the next leadership team in––he particularly emphasized that he’s going to have the policy really encourage the small business or private business going forward with a fiscal policy.  So far, we have not seen that is being executed, but yes, certainly, I think that would be very helpful, but currently that we were not hoping any extra help from the government to fund this project.

Yale Jen:                                                  Okay.  Great.  Thanks, I appreciate it.

Dr. James Tong:                                     Thanks.

Operator:                                               Thank you.  And our next question is a follow-up question from the line of Adam Waldo, Lismore Partners.  Please go ahead.

Adam Waldo:                                         Yes, just one quick one, James.  Obviously, you offered fiscal year 2012 net income guidance of $11 million, and obviously given the, you know, the revenue may shift going forward, lower working capital but also lower margin product mix, you’re getting your margins suppressed but your working capital’s coming down to cash generation and improving net income.  Would you offer any operating cash flow guidance for fiscal year 2012 to complement the 11 million of net income guidance you’ve offered for the year and the $3.6 million of operating cash flow you delivered in the first quarter of fiscal year 2012?

Dr. James Tong:                                     Let me look at my model here.

Adam Waldo:                                           Okay.  Thank you.

Dr. James Tong:                                   So we think that the current level––so we have 36-day DSO.  This is fairly good, you know, from historical achievement we have done.  So we expect that it probably will stay at around this level.

Adam Waldo:                                           Okay.

Dr. James Tong:                                     We—let me see here.  My model was looking at a little bit higher than $11 million, it’s around, yes, it was around $11 million for the operating income—operating cash flow.

Adam Waldo:                                         So even though you had $3.6 million of operating cash flow in the first quarter on a million five of net income, you wouldn’t expect operating cash flow in fiscal year 2012 full year to be materially above net income?

Dr. James Tong:                                     What we’re looking at here is that––I’m factoring in some of the accounts receivable in inventory.  Let me see here, yes, there will be some improvement.  But, you know, I was looking at because if––the inventory, if you look at, you know, the cash flow improves mainly it’s around accounts receivable and inventory and I had put in more conservative estimate on the inventory.

Adam Waldo:                                          Okay.  Analysis book.  Okay.

Dr. James Tong:                                     Yes, yes.

Adam Waldo:                                          So it may be a few million dollars more than, you know, the $11 million of net income guidance or is that too optimistic in terms of where operating cash flow would (cross talking)?

Dr. James Tong:                                     I would expect about a couple of million dollars more.

Adam Waldo:                                           Okay.  Thank you so much.

Dr. James Tong:                                     Thanks.

Adam Waldo:                                           Thank you.

Operator:                                                 Thank you.  And, Mr. Tong, I’m showing no further questions in the queue.  I’ll turn the call back over to you.

Dr. James Tong:                                     Okay.  Again, thank you very much for listening to the First Quarter Fiscal Year 2012 Earnings Conference Call.  We will be updating for our investors on the JCM progress and our ChungLi facility relocation and also our capsule formulation development.

    If you have any questions, please email me at dr.tong@tianyinpharma.com or IR@tpi.asia for any further questions.

    Thank you and have a great day.

Operator:                                               Thank you.  Ladies and gentlemen, that does conclude today’s Tianyin Pharmaceutical Inc. First Quarter 2012 Annual Financial Results Conference Call.  We do thank you for your participation.  You may now disconnect.